CONFIDENTIAL RELEASE AND SETTLEMENT AGREEMENT

THIS CONFIDENTIAL RELEASE AND SETTLEMENT AGREEMENT (hereinafter this "Agreement") is made and entered into this 15th day of March, 2023, by and between WARREN HARUKI his heirs, representatives, successors and assigns ("Haruki"), and MAUI LAND AND PINEAPPLE COMPANY, INC. ("MLP"), including its current and prior directors, officers, employees, agents, insurers, attorneys, predecessors, successors, assigns, stockholders, subsidiaries, affiliates, parents and related entities collectively referred to as MLP.

WHEREAS, Haruki wishes to resign as CEO and Chairman of the Board of MLP and;

WHEREAS, MLP wishes to recognize Haruki's years of service with MLP and; the parties wish to fully set forth the terms and conditions of Haruki's resignation and to settle fully and finally any and all claims Haruki or MLP may have against the other up through the effective date of this Agreement.

NOW, THEREFORE, it is agreed by Haruki and MLP as follows:

A. Payment and Release

1. MLP shall pay to Haruki, the gross amount of thirty-four thousand five hundred and eighty-three dollars and thirty-cents ($34,583.30), payable on the first business day of each month beginning May, 2023 and continuing through and including April, 2025 for a total payment of eight hundred and thirty-thousand dollars ($830,000.00). The payments will be subject to social security and Medicare taxes, income tax withholding and FUTA as required by Haruki and MLP. If Haruki should pass, MLP shall continue making the periodic payments required by this paragraph to the Warren Haruki Revocable Trust, or his heirs.

2. Any unvested stock grants previously made to Haruki and shown on Exhibit A to this Agreement as of February 28, 2023, shall fully vest on the date of his

resignation on March 31, 2023, as fully set forth below. The parties shall list the specific unvested stock grants which shall vest, as an exhibit to this Agreement, before it becomes effective.

3. MLP shall pay Haruki his accrued but unused vacation at the rate of his salary in effect as of March 31, 2023 on the date of his resignation.

4. For purposes of complying with Section 409A of the Internal Revenue Code, 26 U.S.C. § 409A ("Section 409A"), each installment and other payment required by paragraph A. of this Agreement shall be a considered a separate payment. Stacking the 2023 $660,000 limit on severance pay on top of the $414,999.60 in $34,583.30 installment payments considered short term before the March 15, 2024 places all payments required by this Agreement outside of Section 409A coverage. If any payments required by this Agreement are or become possibly inside Section 409A coverage, MLP shall gross up those payments potentially subject to 20% tax plus interest under Section 409A to eliminate that tax impact on Haruki.

B. Resignation

1. Haruki resigns as a Chief Executive Officer of MLP, as a Director of MLP, and as Chairman of the Board of Directors of MLP effective March 31, 2023. Haruki shall continue to be paid his current salary and continue to provide his current benefits through March 31, 2023.

2. In return for the payments required in paragraph A. of thisAgreement and for other valuable consideration, the receipt of which is hereby acknowledged, Haruki agrees to release and hereby releases MLP from any and all "Claims" as that term is defined below. Haruki understands and agrees that this discharge and release applies to any claims, including those under Hawaii's Employment Practices law, Chapter 378, Hawaii Revised Statutes; Title

VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq.; wage payment laws; common law, whether sounding in tort or contract, including claims for defamation, intentional or negligent infliction of emotional distress, claims for physical injury, or pain and suffering, breach of duty or breach of fiduciary duty and/or any other claim under any federal, state, or local statute, ordinance, or law. Haruki understands and agrees that this discharge and release applies to any and all actions, causes of action, claims, suits at law or in equity, counterclaims, cross-claims, third-party claims, quasi-judicial or administrative proceedings, liabilities, debts, sums of money, attorneys' fees, controversies, agreements, promises, demands or damages of whatsoever kind or nature, whether presently known or unknown, that Haruki has, had, or may have against MLP. Included in the definition of Claims so discharged and released are all Claims that resulted from, arose out of, are connected with, or are traceable either directly or indirectly to Haruki's employment with MLP or resignation.

In return for Haruki's release, MLP hereby releases and agrees to indemnify Haruki from any and all claims arising out of actions, inactions or other events that occurred during Haruki's tenure as CEO and as Chairman of the Board of Directors unless and until a court or arbitrator determines Haruki acted with gross misconduct or gross negligence.

Haruki expressly acknowledges and agrees that he is discharging and releasing MLP from any and claims for additional stock, from any claim to distributions, past or in the future from MLP or from any additional payments or compensation of any kind from MLP other than those expressly set forth in this Agreement.

3. Haruki and MLP understand and agree that they are discharging all Claims against each other, known and unknown, including all Claims for attorneys' fees, medical expenses, other forms of compensation, pain and suffering, emotional distress, loss of

consortium and special, general, compensatory or punitive damages and/or all Claims or actions and causes of action arising out of or in any way relating to Haruki's employment or resignation from employment with MLP and/or any actions by MLP prior to Haruki's resignation from employment with MLP up until the effective date of this Agreement.

C. Release of Claims Under the ADEA

ADEA Waiver: Under this Agreement, Haruki is expressly waiving any age discrimination claims he may have under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., and the Older Worker Benefit Protection Act, 29 U.S.C. § 626, et seq. Haruki acknowledges that the consideration paid to him under this Agreement is not otherwise due and owing to him. Haruki will have twenty-one (21) days from March 15, 2023 to decide whether to accept this agreement, although he may accept it at any time during that twenty-one (21) day period. If Haruki accepts this Agreement, he will have a seven (7) day period in which to revoke his acceptance. This Agreement will become effective when such seven (7) day revocation period passes. Haruki's waiver of age discrimination claims only applies to conduct occurring on or before the effective date of this Agreement. Haruki may consult with an attorney of his choice before signing this Agreement.

D. No Admission of Wrongdoing

This Agreement is not and shall not in any way be construed as an admission by the MLP or Haruki of any acts of wrongdoing whatsoever, or that MLP or Haruki violated any federal, state or local law, rule or regulation, or that any employment actions were unwarranted, unjustified, discriminatory or otherwise unlawful. MLP and Haruki specifically disclaim any liability to or against each other. MLP and Haruki are signing this Agreement in order to fully set forth the terms of Haruki's resignation.

E. Mutual Cooperation

Haruki and MLP agree to fully cooperate with each other and their attorneys, advisors, and consultants in responding to inquiries and/or the defense of all claims that either has knowledge of as a result of Haruki's employment or service on the Board of Directors at MLP.

F. Compromise of Claims

Haruki and MLP agree that this Agreement is not and shall not in any way be construed as an admission by any party of any wrongdoing, or violation of any federal, state or local law, rule or regulation. Instead, it is understood and agreed by the parties that this Agreement constitutes the good faith resolution of issues relating to Haruki's resignation from MLP.

G. Mutual Non-Disparagement

Haruki and MLP agree to mutual non-disparagement and shall refrain from making any negative and/or derogatory statements against the others; however, all parties are free to make truthful statements if compelled by law or court order to do so, or in the context of attorney-client communications; if any third-party makes an inquiry concerning Haruki or MLP, they will state that Haruki voluntarily resigned from his positions of MLP Chairman and Board Chair effective March 31, 2023, 2023.

H. No Further Claims

Further, in consideration of the Agreement herein, Haruki and MLP agree, promise and covenant that neither of them, nor any person, organization or entity acting on either of their behalf and/or under either of their control has filed, will file or will be permitted to file any form of charge, claim, suit, or complaint against MLP or Haruki with any local, state, or

federal agency, quasi-agency, department, office, commission or other entity involving any matter occurring on or prior to the effective date of this Agreement or involving any alleged continuing effects of actions or practices which arose prior to the date of this Agreement, or involving any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement. This release does not limit either party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. However, even if Haruki or MLP have a right to file or participate in a claim or complaint against the other, their employees, directors, officers or agents, Haruki and MLP agree neither obtain any any relief (legal, equitable, or other) from the other, and hereby release their's right to, any relief (legal, equitable, or other) from such a claim or complaint.

I. Confidentiality

Haruki and MLP agree to keep all of the terms of this Agreement (Release and Settlement Agreement) completely confidential and will not disclose any information concerning the facts, amount, or terms of this Agreement and/or communicate in any manner about the claims released herein against MLP or Haruki to any person, except to their attorneys and/or accountants on a confidential basis as actually needed for legal or tax purposes, or except as may be required by governmental authority or legal process. Haruki and MLP understand and agree that each of them is only entering into this Agreement based on their express promises of confidentiality and they understand that such promise is a material term of this Agreement. Haruki and MLP agree that if asked they will confirm that Haruki voluntarily resigned as MLP's Chairman of the Board and CEO,effective April 1, 2023.

J. Filing Form 941

MLP shall be responsible for filing each Form 941 required for the payments provided by paragraph A. of this Agreement.

K. Advice of Counsel Prior to Executing Agreement

Both Haruki and MLP represent and certify that they have carefully read and fully understand all of the provisions and effects of this Agreement, that they have had the opportunity to consult with an attorney prior to executing this Agreement, and they are, in fact, voluntarily entering into this Agreement. They further represent and certify that none of the other parties, their agents, representative or attorneys have made any representations concerning the terms or effects of this Agreement, that this Agreement contains the entire agreement between the parties herein, and that this Agreement fully supersedes any and all prior agreements or understandings between them. Further, Haruki and MLP understand and agree that the terms of this Agreement are contractual and binding upon them.

L. Further Agreements, Covenants and Representations

1. Headings

The underlined headings included in this Agreement are primarily for convenience and are not intended to limit, alter or affect the matters contained in this Agreement or the paragraphs that they head, but the underlined captions may considered in resolving any genuine ambiguity that might exist in this Agreement.

2. Alteration of the Agreement

This Agreement shall not be altered, amended, modified or otherwise changed in any way or respect whatsoever, except in a writing duly executed by all the parties. Each party

acknowledges and agrees that he or it will make no claim, at any time or place, that this Agreement has been orally altered or modified in any respect whatsoever.

3. Attorneys' Fees

The parties hereby agree to bear their respective attorneys' fees and costs incurred to date relative to this Agreement. However, should any dispute arise between the parties as to a party's breach of this Agreement, the prevailing party shall also be entitled to recover reasonable attorneys' fees and costs incurred in that dispute.

4. Authority

The parties warrant to each other that each of them has full power, authority and capacity to execute this Agreement. The parties represent to each other that the effect of this Agreement has been fully explained to each of them and the Agreement is understood and agreed to by them. Haruki warrants and represents that he is the owner of the Claims and has not transferred or assigned them.

5. Cooperation

The parties and their respective counsel each also agree to prepare, execute and file any and all stipulations, agreements, releases, satisfactions or other documents which the parties agree may be necessary or helpful to effectuate the intent and purpose of this Agreement, all without further cost to the other party.

6. Invalidity of Any Part

The parties also agree that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

7. Governing Law

The parties further agree that this Agreement is made and entered into in the State of Hawai'i, and shall in all respects be interpreted, enforced and governed under the laws of the State of Hawai'i, and shall be subject to the exclusive jurisdiction of the courts of Hawai'i. The parties further agree that all parts of this Agreement (which is the result of negotiations between the parties) shall in all cases be neutrally construed as a whole according to its fair meaning, and not strictly for or against any of the parties herein.

8. Duplicate Originals and Facsimile Signatures

This Agreement may be executed in duplicate originals, each of which when executed shall be deemed an original. The signature pages may also be executed in counterparts, so that when signature pages containing all of the necessary pages are joined together, such documents shall be deemed a complete and binding Agreement. Facsimile signatures shall be treated as original signatures.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereby execute the foregoing Release and Settlement Agreement.

DATED: 3/14/2023

DocuSigned by: Warren Haruki

WARREN H. HARUKI

MAUI LAND AND PINEAPPLE COMPANY, INC.

DATED: 3/14/2023

By: Wade K. Kodama
Its: Chief Financial Officer

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